UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2016

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	0-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

(919) 407-5300
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of May 3, 2016, Franco Plastina, the Interim Executive Vice President–Power & RF and member of the Board of Directors (the “Board”) of Cree, Inc. (“Cree” or the “Company”), resigned from his position on the Cree Board. Mr. Plastina originally joined the Cree Board in December 2007, and served as an independent Board member until his appointment as Interim Executive Vice President–Power & RF in June 2015, and as a non-independent Board member since June 2015. Mr. Plastina will continue to serve as an executive officer of Cree.

Also effective as of May 3, 2016, the Board elected Darren Jackson as an independent member of the Board, and appointed Mr. Jackson as a member of the Board’s Audit Committee and as a member of the Board’s Governance and Nominations Committee.

The Company will compensate Mr. Jackson for his services as a director in accordance with the Schedule of Compensation for Non-Employee Directors filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on October 21, 2015 and incorporated herein by reference. In connection with his election to the Board, the Company issued Mr. Jackson 6,805 restricted stock units under its 2013 Long-Term Incentive Compensation Plan, which will vest in three equal installments on each of the first, second and third anniversaries of the date of grant, subject to continued service with the Company. Pursuant to these arrangements, commencing with the Company’s first fiscal quarter, the Company will pay Mr. Jackson a cash retainer in advance at the quarterly rate of $15,000 for service as a member of the Board, $3,750 for service as a member of the Audit Committee and $1,250 for service as a member of the Governance and Nominations Committee. Mr. Jackson will be paid a portion of the retainer for the Company’s fourth fiscal quarter, prorated based on the number of days remaining in the Company’s fourth fiscal quarter.

The press release issued by the Company on May 5, 2016 announcing the appointment of Mr. Jackson is included as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated May 5, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

By:	/s/ Michael E. McDevitt
Michael E. McDevitt
Executive Vice President and Chief Financial Officer

Date: May 5, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated May 5, 2016